Exhibit 99.1

Information

LOCKHEED MARTIN CORPORATION COMPLETES SALE OF $1 BILLION

OF CONVERTIBLE DEBENTURES DUE 2033

BETHESDA, Md., August 13, 2003 — Lockheed Martin Corporation (NYSE: LMT) today announced it has completed the sale of $1 billion aggregate principal amount of floating rate convertible debentures due 2033. The offering increased from $850 million, as initial purchasers exercised their option to purchase an additional $150 million of the debentures. Lockheed Martin intends to use the net proceeds for general corporate purposes, which may include debt reduction, working capital, capital expenditures or acquisitions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The debentures were offered only to qualified institutional buyers pursuant to Rule 144A. The debentures have not been registered under the Securities Act of 1933, or state securities laws and may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirements.

Headquartered in Bethesda, Md., Lockheed Martin employs about 125,000 people worldwide and is principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services.

NOTE: The statements in this press release that are not historical statements, including statements regarding expectations about the use of funds, are considered forward-looking statements under federal securities laws. These statements are subject to risks, uncertainties and other factors, which could cause actual performance to be materially different from those expressed or implied. Please see the Corporation’s 2002 Form 10-K and first and second quarter 2003 Form 10-Q filed with the SEC (www.sec.gov) for a description of some of the numerous possible factors that may affect these statements. Lockheed Martin expressly disclaims a duty to provide updates to forward-looking statements to reflect the occurrence of subsequent events or changed circumstances.

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Investor Contact:   James Ryan, (301) 897-6584,   james.r.ryan@lmco.com

Randa Middleton, 301-897-6455; e-mail, randa.c.middleton@lmco.com

Media Contact:      Meghan Mariman, 301-897-6195; email, meghan.mariman@lmco.com

For additional information on Lockheed Martin Corporation, visit:

http://www.lockheedmartin.com